Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 7 TO

CREDIT AGREEMENT

AMENDMENT NO. 7, dated as of July 13, 2007 (this “Amendment”), to the Credit Agreement, dated as of December 22, 2006 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), Velocity Express Corporation, a Delaware corporation (the “Parent”), each of the Parent’s Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries, together with the Parent, are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”).

Preamble

The Loan Parties (as defined in the Credit Agreement), the Lenders and the Agent wish to amend the Credit Agreement. Accordingly, the parties hereto hereby agree as follows:

1. Definitions in this Amendment. All capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments.

(a) Clause (b) of the definition of “Borrowing Base” is hereby amended and restated in its entirety to read as follows:

“(b) the sum of (i) the Bank Product Reserve, if any, (ii) the Canadian Reserve, if any and (iii) the aggregate amount of other reserves, if any, established by Agent under Section 2.1(b).”

(b) Schedule 1.1. Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definition in applicable alphabetical order:

“Canadian Reserve” means, $400,000 provided that the Canadian Reserve shall be reduced to zero on the date which the Parent delivers the financial statements set forth on Schedule 5.3(a) and (b) for the fiscal quarter ending on December 31, 2007 so long as: (i) no Event of Default has occurred and is continuing on such date which the Parent delivers the financial statements set forth on Schedule 5.3(a) and (b) for the fiscal quarter ending on December 31, 2007 and (ii) the Borrowers are in compliance with Section 6.16 of the Credit Agreement with respect to the applicable periods ending December 31, 2007.”

Amendment No. 7 to Velocity Credit

Agreement

3. Consent and Waivers.

(a) Pursuant to the request of the Borrowers and in accordance with Section 14.1 of the Credit Agreement, the Agent and Required Lenders hereby consent to the sale of all or substantially all of the assets of, or the equity of, USDS Canada (the “Sale”) and waive any Event of Default that has or would otherwise arise under Section 7 of the Credit Agreement by reason of the failure of the Loan Parties to comply with Section 6.4 or Section 6.13 of the Credit Agreement in connection therewith.

(b) Pursuant to the request of the Borrowers and in accordance with Section 14.1 of the Credit Agreement, the Agent and Required Lenders hereby waive any Event of Default that has or would otherwise arise under Section 7 of the Credit Agreement by reason of the failure of the Loan Parties, pursuant to Section 2.4(c) of the Credit Agreement, to deliver an amount equal to 100% of the Net Cash Proceeds from (x) the Sale, (y) the sale of one million shares of the Parent’s treasury stock at the greater of $1.10 per share or the closing market price on the day prior to the purchase date to members of management and certain advisors and (z) offerings of equity or equity linked securities (including the exercise of warrants of the Company) in satisfaction of the condition set forth in the Consent Solicitation (as hereinafter defined) for reduction of the minimum cash covenant referenced therein.

(c) Pursuant to the request of the Borrowers and in accordance with Section 14.1 of the Credit Agreement, the Agent and Required Lenders hereby consent to the increase of the interest rate applicable to the Senior Secured Notes from 12% to 13% and waive any Event of Default that has or would otherwise arise under Section 7 of the Credit Agreement by reason of the failure of the Loan Parties to comply with Section 6.1 of the Credit Agreement in connection therewith.

(d) The consents and waivers in this Section 3 shall be effective only in the specific instances set forth herein and do not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Loan Document, which terms and conditions shall otherwise continue in full force and effect.

4. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Amendment, the Administrative Borrower (on behalf of the Loan Parties) hereby represents and warrants that:

(a) No Default. At and as of the date of this Amendment, and both prior to and after giving effect to this Amendment, no Default or Event of Default exists.

(b) Representations and Warranties True and Correct. At and as of the date of this Amendment and at and as of the Amendment Effective Date (as defined below) and after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).

(c) Corporate Power, Etc. The Administrative Borrower (on behalf of each Loan Party) (a) has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Amendment. The Administrative Borrower (on behalf of the Loan Parties) is entering into this Amendment in accordance with Section 14.1 of the Credit Agreement.

(d) No Conflict. The execution, delivery and performance by the Administrative Borrower (on behalf of the Loan Parties) of this Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Loan Party, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, or (d) require any unobtained approval of any Loan Party’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of any Loan Party.

(e) Binding Effect. This Amendment has been duly executed and delivered by the Administrative Borrower (on behalf of the Loan Parties) and constitutes the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Conditions Precedent. This Amendment shall be effective on July 13, 2007 (the “Amendment Effective Date”) upon the fulfillment by the parties hereto, in a manner satisfactory to the Agent and the Lenders, of all of the following conditions precedent set forth in this Section 5:

(a) Execution of the Amendment. Each of the parties hereto shall have executed an original counterpart of this Amendment and shall have delivered (including by way of facsimile transmission or other electronic transmission) the same to the Agent.

(b) Representations and Warranties. As of the Amendment Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

(c) Evidence the amendments to the Indenture have been adopted. As of the Amendment Effective Date, the Parent has provided to the Agent executed documents evidencing that at least fifty percent (50%) of the Noteholders have consented to and adopted the proposed amendments to the Indenture, described in the Solicitation of Consents Relating to the $78,205,000 in the aggregate principal amount of 12% Senior Secured Notes due 2010 of Velocity Express Corporation, in the form attached hereto as Annex A (the “Consent Solicitation”).

(d) Amendment Fee. The Borrowers shall have paid to Agent, for its sole and separate account, a non-refundable amendment fee equal to $5,000, in immediately available funds, in Dollars, which fee shall be earned in full when paid.

6. Miscellaneous.

(a) Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. It is understood and agreed by the parties hereto that this Amendment constitutes a Loan Document.

(b) No Waiver; Reservation of Rights. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, amendment or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Amendment to the contrary, the Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, each other Loan Document and applicable law in respect of any Default or Event of Default.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(d) Severability. The provisions of this Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment in any jurisdiction.

(e) Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart.

(f) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(g) Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Lenders and the Agent and each of their respective successors and assigns.

(h) Expenses. The Administrative Borrower (on behalf of the Loan Parties) agrees that the Loan Parties will pay the Agent upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent (who may be employees of the Agent), incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished herewith.

(i) Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(j) Release. The Administrative Borrower (on behalf of the Loan Parties) hereby acknowledges and agrees that no Loan Party has any defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from the Agent or the Lenders. The Administrative Borrower (on behalf of the Loan Parties) hereby voluntarily and knowingly releases and forever discharges the Agent, the Lenders and each of their respective predecessors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case originating in whole or in part on or before the date this amendment is executed that any Loan Party may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any Loans, the exercise of any rights and remedies under the Credit Agreement or other Loan Documents, and/or negotiation for and execution of this Amendment, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:

VELOCITY EXPRESS CORPORATION, a Delaware corporation

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary and General Counsel

Amendment No. 7 to Velocity Credit

Agreement

AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC., a California corporation

By:	/s/ Jason P. Shanahan
Name:	Jason P. Shanahan
Title:	Vice President

Amendment No. 7 to Velocity Credit

Agreement

ANNEX A

[Solicitation of Consents

Relating to the $78,205,000 in aggregate principal amount of 12% Senior Secured Notes due

2010 of Velocity Express Corporation]